Exhibit 99.1

   Advocat Sells Two Texas Facilities; Proceeds Used to Reduce Debt

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Feb. 2, 2005--Advocat Inc. (NASDAQ OTC: AVCA) today announced that it sold two facilities in Texas effective February 1, 2005. The proceeds from the transaction will be used to reduce debt. The Company expects to record no material gain or loss on the facility transactions.
    "The sale of the two facilities in Texas completes our plan of eliminating underperforming facilities in that state," noted William
R. Council, III, Chief Executive Officer of Advocat. "In addition to the two facilities that we sold, a lease for three facilities in Texas expired on December 1, 2004, and operations at those facilities were ceased at that time. These facilities had low occupancy rates and were operated at a loss.
    "We have five remaining facilities in Texas that are good performers and have higher occupancy rates. We plan to focus our attention on these facilities to further improve their clinical, operational and financial performance," concluded Mr. Council.
    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575